Exhibit 99.1

Press Release
www.shire.com

Director/PDMR Shareholding

August 9, 2017 – Shire plc (LSE: SHP, NASDAQ: SHPG)

Notification of transaction by person discharging managerial responsibilities and person closely associated with them

1.	Details of the person discharging managerial responsibilities (“PDMR”) / person closely associated them (“PCA”)
a)	Name	Kim Stratton / Peter Stratton
2.	Reason for the notification
a)	Position / status	Head of International Commercial (PDMR) / PCA of Kim Stratton
b)	Initial notification / amendment	Initial notification
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc Ordinary Shares of 5 pence each (“Ordinary Shares”)
	Identification code	ISIN: JE00B2QKY057
b)	Nature of the transaction	Transfer of Ordinary Shares held by Kim Stratton to a joint account held by Kim Stratton and Peter Stratton and the pledge of such Ordinary Shares as security for a loan.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		N/A	5,943
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	August 8, 2017
f)	Place of the transaction	Outside a trading venue

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874
Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Debbi Ford	debbi.ford@shire.com	+1 617 949 9083

NOTES TO EDITORS

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com